As filed with the Securities and Exchange Commission on January 29, 2001
                                                      Registration No. 333-54030

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           IRON MOUNTAIN INCORPORATED
             (Exact name of registrant as specified in its charter)

                     Pennsylvania                     23-2588479
            (State or other jurisdiction of        (I.R.S. Employer
            incorporation or organization)        Identification No.)

                745 Atlantic Avenue, Boston, Massachusetts 02111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                C. RICHARD REESE
         Chairman of the Board of Directors and Chief Executive Officer
                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
                                 (617) 535-4766
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                           SUSAN FOREST BARRETT, ESQ.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    PROSPECTUS
                              Subject to Completion
                  Preliminary Prospectus Dated January 29, 2001

                                  $500,000,000


                           Iron Mountain Incorporated

              Debt Securities, Preferred Stock, Depositary Shares,
                            Common Stock and Warrants
                             ----------------------


     We may from time to time offer:

o    debt securities,

o    shares of our preferred stock,

o    fractional shares of our preferred stock in the form of depositary shares,

o    shares of our common stock, or

o    warrants to purchase any of these securities.

     The securities we offer will have an aggregate public offering price of up to $500,000,000.

     In connection with the debt securities, substantially all of our present and future wholly owned domestic subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities.

     We will indicate the particular securities we offer and their specific terms in a supplement to this document. In each case we would describe the type and amount of securities we are offering, the initial public offering price, and the other terms of the offering.

     Our common stock is listed on the New York Stock Exchange under the symbol "IRM." We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement will disclose the exchange or market.

     Investing in our securities involves risks. See "Risk Factors" beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities directly, through agents designated from time to time by us, or to or through underwriters or dealers. We will show in a supplement the names of any agents or underwriters involved in the sale of any securities. We will also describe any applicable purchase price and fee or commission or discount arrangement between or among us and/or them. See "Plan of Distribution." We may not sell any securities without delivery of a supplement describing the method and terms of the offering of the securities.

     Our  principal   place  of  business  is  745  Atlantic   Avenue,   Boston,
Massachusetts 02111 and our telephone number is (617) 535-4766.

              The date of this prospectus is ______________, 2001.

           TABLE OF CONTENTS

    About This Prospectus........................      (i)
    Cautionary Note Regarding Forward-Looking
       Statements................................      (i)
    Iron Mountain................................       1
    Risk Factors.................................       1
    Ratio of Earnings to Fixed Charges...........       5
    Use of Proceeds..............................       6
    Description of Certain Indebtedness..........       6
    Description of Debt Securities...............       8
    Description of Capital Stock.................      14
    Description of Depositary Shares.............      18
    Description of Warrants......................      21
    Description of Certain Provisions of
       Pennsylvania Law and Our Articles of
       Incorporation and Bylaws..................      21
    Plan of Distribution.........................      23
    Validity of the Offered Securities...........      24
    Experts......................................      24
    Where You Can Find More Information..........      25
    Documents Incorporated By Reference..........      25

    You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

    Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 1.

o difficulties related to the integration of acquisitions generally and, more specifically, the integration of our operations and those of Pierce Leahy Corp.;

o    unanticipated costs as a result of our acquisition of Pierce Leahy;

o    the uncertainties related to international expansion;

o    the uncertainties related to expansion into digital businesses;

o    rapid and significant changes in technology;

o    the cost and availability of appropriate storage facilities;

o    changes in customer preferences and demand for our services;

o our significant indebtedness and the cost and availability of financing for contemplated growth; and

o    other general economic and business conditions.

                                      (i)

    These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                      (ii)

                                  IRON MOUNTAIN

    We are the leader in records and information management services. We are an international, full-service provider of records and information management and related services, enabling customers to outsource these functions. We have a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. We provide storage for all major media, including paper, which is the dominant form of records storage, magnetic media, including computer tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide confidential destruction, consulting, facilities management, fulfillment and other outsourcing services.

    As of December 31, 2000, we provided services to over 125,000 customer accounts in 77 markets in the United States and 37 markets outside of the United States. We employ over 10,000 people and operate more than 625 records management facilities in the United States, Canada, Europe and Latin America.

                                  RISK FACTORS

    You should consider carefully the following factors and other information in this prospectus before deciding to invest in our securities.

Acquisition and International Expansion Risks

Failure to successfully integrate acquired operations could reduce our future results of operations.

    The success of any acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources.

    In particular, the integration of our operations and the operations formerly conducted under the name Pierce Leahy has presented and will continue to present a significant challenge to our management. We began integrating the cultures, operating systems, procedures and information technologies of Iron Mountain and Pierce Leahy approximately one year ago. The integration process is continuing and will proceed for up to two more years.

     We can give no assurance that we will ultimately be able to effectively integrate and manage the operations of any acquired business, in general, and Pierce Leahy, in particular. Nor can we assure you that we will be able to maintain or improve the historical financial performance of Iron Mountain, Pierce Leahy or our other acquisitions. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on our results of operations.

Failure to achieve expected cost savings and unanticipated costs related to integrating acquired companies could adversely affect our results of operations.

    Our estimates of annual operating cost savings for acquired companies are a function of the nature and timing of individual acquisition integration plans. These savings result primarily from the elimination of redundant corporate expenses and more efficient operations and utilization of real estate. However, unanticipated future operating expenses or acquisition related expenses, or other adverse developments, could reduce or delay realization of these cost savings and materially affect our results of operations. The integration of Pierce Leahy poses a particular risk due to the size and complexity of the integration plan.

    Our operating results may fluctuate from quarter to quarter due to the integration of current and future acquisitions. It is difficult to precisely forecast the magnitude and timing of integration and merger-related expenses. These expenses may be material to the financial results of a given quarter. Therefore, operating results for any fiscal quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.

We may be unable to continue our international expansion.

    Our growth strategy involves expanding operations into international markets, and we expect to continue this expansion. Europe and Latin America have been our primary areas of focus for international expansion. We have entered into joint ventures and have acquired all or a majority of the equity in records and information management services businesses operating in these areas and are actively pursuing additional opportunities. This growth strategy involves risks. We may be unable to pursue this strategy in the future. For example, we may be unable to:

o    identify suitable companies to acquire;

o    complete acquisitions on satisfactory terms;

o incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities; or

o enter into successful business arrangements for technical assistance or management and acquisition expertise outside of the United States.

    We also compete with other records and information management services providers for companies to acquire. Some of our competitors may possess greater financial and other resources than we do. If any such competitor were to devote additional resources to such acquisition candidates or focus its strategy on our international markets, our results of operations could be adversely affected.

We may not be able to effectively expand our digital businesses.

    We have implemented the early stages of our planned expansion into various digital businesses. Our entrance into these markets poses certain unique risks. For example, we may be unable to:

o raise the amount of capital necessary to effectively participate in these businesses;

o    develop, hire or otherwise obtain the necessary technical expertise;

o    accurately predict the size of the markets for any of these services; or

o compete effectively against other companies who possess greater technical expertise, capital or other necessary resources.

    In addition, the business partners upon whom we depend for technical and management expertise, as well as the hardware and software products we need to complement our services, may not perform as expected.

Operational Risks

We have a history of net losses.

     Our net losses are primarily attributable to significant non-cash charges and interest expense associated with our acquisition and growth strategies. The non-cash charges consist primarily of:

o    depreciation  expenses  associated with the expansion of storage  capacity;
     and

o goodwill amortization associated with acquisitions accounted for under the purchase method.

     Our  primary  financial  objective  has been,  and will  continue to be, to increase EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, extraordinary items, other income, merger-related expenses and stock option compensation expenses, to service indebtedness and for investment in continued internal growth and growth through acquisitions, rather than net income. Having an objective of increasing EBITDA may negatively affect other measures of financial performance, such as net income. In addition, execution of our growth strategy could result in future net losses due to increased interest expense associated with borrowings and increased depreciation and amortization expenses.

Our customers may shift from paper storage to alternative technologies that require less physical space.

    We derive most of our revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our business.

We may be subject to certain costs and potential liabilities associated with the real estate required for our businesses.

    Because our businesses are heavily dependent on real estate, we face special risks attributable to the real estate we own or operate. Such risks include:

o variable occupancy costs and difficulty locating suitable sites due to fluctuations in the real estate market;

o uninsured losses or damage to our storage facilities due to an inability to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or any coverage for certain losses, such as losses from riots;

o loss of our investment in, and anticipated profits and cash flow from, damaged property that is uninsured;

o liability under certain environmental laws for the costs of investigation and cleanup of contaminated real estate owned or leased by us, whether or not (1) we know of, or were responsible for, the contamination, or (2) the contamination occurred while we owned or leased the property;

o third party claims resulting from the off-site migration of contamination initiating on real estate that we own or operate, or exposure to hazardous substances, including asbestos-containing materials, located on our property; and

o an inability to sell, rent, mortgage or use contaminated real estate owned or leased by us.

     Some of our current and formerly owned or operated properties were previously used for industrial or other purposes that involved the use, storage, generation and/or disposal of hazardous substances and wastes and petroleum products. In some instances these properties included the operation of underground storage tanks. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be potentially liable for environmental costs like those discussed above.

International operations may pose unique risks.

     As part of our growth strategy, we have acquired and expect to acquire in the future, records and information management services businesses in foreign markets. International operations are subject to numerous risks, including

o the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise outside of the United States will not perform as expected;

o    the impact of foreign government regulations;

o    political uncertainties;

o    differences in business practices; and

o    foreign currency fluctuations.

    In particular, our net income can be significantly affected by fluctuations in foreign currencies associated with the U.S. dollar denominated debt of some of our foreign subsidiaries and certain intercompany balances between our domestic entities and our foreign subsidiaries.

We face competition for customers.

    We compete with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company, such as our company, for their future records and information management services needs or that they will use us to provide these services. We compete with multiple records and information management services providers in all geographic areas where we operate.

Indebtedness and Other Risks

Our substantial indebtedness could adversely affect our financial health.

    We have substantial indebtedness, which could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

o    sensitivity to adverse economic conditions;

o    inability   to  fund  future   working   capital,   acquisitions,   capital
     expenditures and other general corporate requirements;

o limits on our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry;

o    limits  on  future   borrowings   under  our  existing  or  future   credit
     arrangements, which could affect our ability to pay our indebtedness or to fund our other liquidity needs;

o    inability to generate sufficient funds to cover required interest payments;
     and

o restrictions on our ability to refinance our indebtedness on commercially reasonably terms.

Restrictive loan covenants may limit our ability to pursue our acquisition strategy.

    Our credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:

o    incur additional indebtedness;

o    pay dividends or make other restricted payments;

o    make asset dispositions;

o    permit liens; and

o    make capital expenditures and other investments.

    These   restrictions   may  adversely  affect  our  ability  to  pursue  our
acquisition and other growth strategies.

Certain  provisions  in  our  governing   documents  and  indentures,   and  the
composition of our shareholders, might discourage or prevent third parties from acquiring control of our outstanding capital stock.

    Certain provisions of our articles of incorporation, our bylaws and existing indentures might discourage or prevent a third party from acquiring actual or potential control of Iron Mountain by:

o making it more difficult to consummate certain types of transactions such as mergers, tender offers or proxy contests;

o limiting shareholders' ability to quickly change the composition of our board of directors due to our classified board of directors;

o allowing existing management to exercise significant control over our affairs during periods where we are threatened by a change in control;

o allowing our board of directors to issue shares of preferred stock in the future without further shareholder approval, and with full discretion as to terms, conditions, rights, privileges and preferences; and

o requiring that we offer to purchase all or some of our outstanding senior subordinated notes and publicly issued notes in certain circumstances that amount to a change of control under our indentures.

    In addition, because relatively few large shareholders control a significant percentage of our voting power, these shareholders may:

o prevent certain types of transactions involving an actual or potential change of control of Iron Mountain, including transactions made at prices above the prevailing market price of our common stock; and

o significantly affect the election of our directors who, in turn, control our management and affairs.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in thousands):

                                                                                  Nine Months Ended
                                              Year Ended December 31,               September 30,
                             -----------------------------------------------------------------------
                             1995       1996       1997       1998      1999           2000
                             ----       ----       ----       ----      ----           ----


Ratio of earnings to
 fixed charges               1.1x        1.1x      0.9x(1)      1.1x     1.1x          0.8x(1)

-------------------------------

(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the year ended December 31, 1997 and for the nine months ended September 30, 2000, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601 and $18,749 to cover its fixed charges of $37,489 and $112,050, respectively.

    The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income (loss) from continuing operations before provision for income taxes and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, amortization of debt discounts and deferred financing costs, whether expensed or capitalized.

                                 USE OF PROCEEDS

    Unless otherwise described in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include acquisitions, investments and the repayment of indebtedness outstanding at a particular time, including the reduction of amounts outstanding under our credit agreement or any other credit facility. Pending this utilization, the proceeds from the sale of the offered securities will be invested in short-term, dividend-paying or interest-bearing investment grade securities.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

     The  description   below   summarizes  the  more  important  terms  of  our
indebtedness. We have previously filed copies of the credit agreement and indentures setting forth the terms of the indebtedness with the SEC. See "Where You Can Find More Information" and "Documents Incorporated by Reference." You should refer to those agreements for the complete terms of the indebtedness.

Credit Agreement

     Our credit agreement, as currently in effect, includes a $400 million revolving credit facility and two tranches of term debt. Tranches A and B represent term loans to us in the principal amounts of $150 million and $200 million, respectively. The Tranche A term loan and the revolving credit component of the credit agreement mature on January 31, 2005, and the Tranche B term loan matures on February 28, 2006. Upon maturity, all outstanding revolving credit loans and other amounts payable thereunder will become due.

     We may borrow money under the credit agreement to finance possible future acquisitions, as well as for working capital and general corporate purposes.

     We have the right to elect various interest rates on our outstanding borrowings under the credit agreement. The interest rate is based upon the applicable reference rate and a margin or spread over such reference rate. The spread varies based upon the ratio of our indebtedness to our EBITDA. We have the option of causing the reference rate to be based upon (1) the greater of (a) the agent's prime rate or (b) a rate based upon the overnight federal funds rate, or (2) for periods of up to 12 months, the interest rates prevailing on the date of determination in the London interbank markets. We currently use, and may continue to use, interest rate protection products to reduce our exposure to increases in certain interest rates.

     The credit agreement contains covenants restricting our ability and our subsidiaries' ability to, among other things:

o    declare dividends or redeem or repurchase capital stock;

o make optional payments and modifications of subordinated and other debt instruments;

o    incur liens and engage in sale and leaseback transactions;

o    make loans and investments;

o    incur indebtedness and contingent obligations;

o    make capital expenditures;

o    enter into transactions with affiliates; and

o    make changes in our lines of business.

     We are also required to comply with financial covenants with respect to:

o    a maximum leverage ratio;

o    a minimum interest coverage ratio; and

o    a minimum fixed charge coverage ratio.

     The credit agreement also contains customary affirmative covenants and events of default. In addition, the credit agreement restricts our ability to make certain acquisitions. We are permitted to acquire domestic corporations so long as:

o after giving effect to such acquisition, we remain in compliance with the leverage, interest coverage and fixed charge coverage ratios;

o the acquired assets or business relate to the records and information management services business; and

o    the acquisition is not hostile in nature.

Publicly Issued Notes

    We have outstanding five series of senior subordinated notes issued to the public. These are obligations of the parent company, Iron Mountain Incorporated (the "Parent Notes"):

o $130 million principal amount of notes maturing on July 15, 2006 and bearing interest at a rate of 111/8% per annum, payable semi-annually in arrears on January 15 and July 15 (the "111/8% notes");

o $165 million principal amount of notes maturing on October 1, 2006 and bearing interest at a rate of 101/8% per annum, payable semi-annually in arrears on April 1 and October 1 (the "101/8% notes");

o $120 million principal amount of notes maturing on July 15, 2007 and bearing interest at a rate of 91/8% per annum, payable semi-annually in arrears on January 15 and July 15 (the "91/8% notes");

o $250 million principal amount of notes maturing on September 30, 2009 and bearing interest at a rate of 8 3/4% per annum, payable semi-annually in arrears on March 31 and September 30 (the "8 3/4% notes"); and

o $150 million principal amount of notes maturing on July 1, 2011 and bearing interest at a rate of 8 1/4% per annum, payable semi-annually in arrears on January 1 and July 1 (the "8 1/4% notes").

The Parent Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of our direct and indirect wholly owned domestic subsidiaries (the "Subsidiary Guarantors"). These guarantees are joint and several obligations of the Subsidiary Guarantors. In addition, the 111/8% notes and the 91/8% notes are secured by a second lien on 65% of the stock of Iron Mountain Canada Corporation ("Canada Company"). The remainder of our subsidiaries do not guarantee the Parent Notes.

    In addition, Canada Company, our principal Canadian subsidiary, has publicly issued $135 million principal amount of notes that mature on May 15, 2008 and bear interest at a rate of 81/8% per annum, payable semi-annually in arrears on May 15 and November 15 (the "Subsidiary Notes"). The Subsidiary Notes are general unsecured obligations of Canada Company, ranking pari passu in right of payment to all of Canada Company's existing and future senior unsecured indebtedness. The Subsidiary Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by Iron Mountain, the Subsidiary Guarantors and several of the non-guarantors that are organized under the laws of Canadian provinces. As with the Parent Notes, these guarantees are joint and several.

    Each of the indentures for the notes provides that we may redeem the outstanding notes, in whole or in part, upon satisfaction of certain terms and conditions. In any redemption, we are also required to pay all accrued but unpaid interest on the outstanding notes.

    The 111/8% notes may be redeemed at any time on or after July 15, 2001 at a redemption price, starting on July 15 of each of the years listed below, of:

    Year                        Percentage
    ----                        ----------
    2001                        105.563%
    2002                        103.708%
    2003                        101.854%
    2004 (and thereafter)       100%

    The 101/8% notes may be redeemed at any time on or after October 1, 2001 at a redemption price, starting on October 1 of each of the years listed below, of:

    Year                        Percentage
    ----                        ----------
    2001                        105.06%
    2002                        103.38%
    2003                        101.69%
    2004 (and thereafter)       100%

    The 91/8% notes may be redeemed at any time on or after July 15, 2002 at a redemption price, starting on July 15 of each year listed below, of:

    Year                        Percentage
    ----                        ----------
    2002                        104.563%
    2003                        103.042%
    2004                        101.521%
    2005 (and thereafter)       100%

    Prior to September 30, 2002, the 8 3/4% notes are redeemable at our option, in whole or in part, at a specified make-whole price. Thereafter, the 8 3/4% notes may be redeemed at any time at a redemption price, starting on September 30 of each year listed below, of:

    Year                        Percentage
    ----                        ----------
    2002                        104.375%
    2003                        102.916%
    2004                        101.458%
    2005 (and thereafter)       100%

    The Subsidiary Notes may be redeemed at any time on or after May 15, 2003 at a redemption price, starting on May 15 of each year listed below, of:

    Year                        Percentage
    ----                        ----------
    2003                        104.063%
    2004                        102.708%
    2005                        101.354%
    2006 (and thereafter)       100%

In addition, until May 15, 2001, we may under certain conditions redeem up to 35% of the Subsidiary Notes with the net proceeds of a public equity offering, at redemption price of 108.125% of the principal amount.

    Prior to July 1, 2004, the 8 1/4% notes are redeemable at our option, in whole or in part, at a specified make-whole price. Thereafter, the 8 1/4% notes may be redeemed at any time at a redemption price, starting on July 1 of each year listed below, of:

    Year                        Percentage
    ----                        ----------
    2004                        104.125%
    2005                        102.750%
    2006                        101.375%
    2007 (and thereafter)       100%

In addition, until July 1, 2002, we may under certain conditions redeem up to 35% of the 8 1/4% notes with the net proceeds of one or more equity offerings, at a redemption price of 108.25% of the principal amount.

    Each of the indentures for the notes provides that we must repurchase, at the option of the holders, the notes at 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a "Change of Control," which is defined in each respective indenture. Except for required repurchases upon the occurrence of a change of control or in the event of certain asset sales, each as described in the respective indenture, we are not required to make sinking fund or redemption payments with respect to any of the notes.

    The indentures for the notes contain restrictive covenants similar to those contained in the credit agreement.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by the Subsidiary Guarantors. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

    We have previously filed copies of the forms of indentures as exhibits to the registration statement of which this prospectus is part and will file any final indentures and supplemental indentures if we issue debt securities. You should refer to those indentures for the complete terms of the debt securities. See "Where You Can Find More Information."

General

    We may issue debt securities that rank "senior," "senior subordinated" or "subordinated." The debt securities that we refer to as "senior securities" will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as "senior subordinated securities." We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "subordinated securities." We have filed with the registration statement of which this prospectus is part two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.

    We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

    We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

    The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

o the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

o    the aggregate principal amount of the securities;

o the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

o if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

o    the stated maturity date;

o    any fixed or variable interest rate or rates per annum;

o the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

o    the date from which interest may accrue and any interest payment dates;

o    any sinking fund requirements;

o any provisions for redemption, including the redemption price and any remarketing arrangements;

o whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

o the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

o whether we will issue the debt securities in certificated or book-entry form;

o whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

o whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

o the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

o whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

o    the subordination provisions, if any, relating to the debt securities;

o if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

o whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

o    the provisions  relating to any security  provided for the debt securities;
     and

o    the provisions relating to any guarantee of the debt securities.

    We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as "original issue discount securities." If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

    Except as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

    Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

    Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

    If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

o to the person in whose name the debt security is registered at the close of business on a special record date the Company will fix; or

o    in any other lawful manner, all as the applicable indenture describes.

    You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

    You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

    Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

o If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

o Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

     Provision of Financial Information. The Company will deliver to the trustee a copy of its annual report to shareholders, its reports on Forms 10-K, 10-Q and 8-K and any other reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

    Additional Covenants. Any additional or different covenants of Iron Mountain, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Events of Default and Related Matters

     Events of Default. The term "event of default" means any of the following:

o We do not pay the principal or any premium on a debt security on its due date;

o    We do not pay interest on a debt security within 30 days of its due date;

o    We do not deposit any sinking fund payment on its due date;

o We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% in principal amount of debt securities of the affected series may send the notice;

o Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

o We or one of our "significant subsidiaries" files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

o    Any  other  event  of  default  described  in  the  applicable   prospectus
     supplement occurs.

The term "significant subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

    Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a "declaration of acceleration of maturity." If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

     The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

o You must give the trustee written notice that an event of default has occurred and remains uncured;

o The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

o The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

     Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

     There are three types of changes we can make to the indentures and the debt securities:

     Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

o    change the stated maturity of the principal or interest on a debt security;

o    reduce any amounts due on a debt security;

o reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

o    change the currency of payment on a debt security;

o    impair your right to sue for payment;

o modify the subordination provisions, if any, in a manner that is adverse to you;

o reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive past defaults;

o waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

o    modify any of the foregoing  provisions.

     Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

     Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

     Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

     Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you and deliver certain certificates and opinions to the trustee:

o We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. If the debt securities are denominated in a foreign currency, then we may deposit foreign government notes or bonds.

o The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

o We must deliver to the trustee a legal opinion confirming the tax law change described above.

     If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do certain things, including the following:

o We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, foreign government notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

o We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

o Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

o    Any subordination provisions.

o Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

     We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

o    the indebtedness ranking senior to the debt securities being offered;

o the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

o the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

o provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

    If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

    The description below summarizes the more important terms of our capital stock. We have previously filed with the SEC copies of our articles of incorporation and bylaws, as amended. See "Where You Can Find More Information." You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

    Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Preferred Stock

     General.   Our  board  of  directors  will   determine  the   designations,
preferences, limitations and relative rights of the 10,000,000 authorized and unissued shares of preferred stock. These include:

o the distinctive designation of each series and the number of shares that will constitute the series;

o    the voting rights, if any, of shares of the series;

o the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

o the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

o the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

o any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

o if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

o whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

     The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

     The following description of the preferred stock sets forth some general terms and provisions of the preferred stock to which a prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, including any applicable certificates of designation, and our bylaws.

     The prospectus supplement will describe the specific terms as to each issuance of preferred stock, including:

o    the title of the preferred stock;

o    the number of shares of the preferred stock offered;

o    the voting rights of the holders of the preferred stock offered;

o    the offering price of the preferred stock;

o the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

o    the date from which dividends on the preferred stock shall accumulate;

o the provisions for any auctioning or remarketing, if any, of the preferred stock;

o    the provision, if any, for redemption or a sinking fund;

o    the liquidation preference per share;

o    any listing of the preferred stock on a securities exchange;

o whether the preferred stock will be convertible and, if so, the security into which it is convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

o whether interests in the preferred stock will be represented by depositary shares as more fully described under "Description of Depositary Shares";

o    a discussion of federal income tax considerations;

o the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

o any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

o any limitations on direct or beneficial ownership and restrictions on transfer; and

o any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

     Rank. Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred stock will, with respect to dividend rights and rights upon liquidation, rank senior to all common stock.

     Dividends. Holders of preferred stock of each series will be entitled to receive cash and/or stock dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed dividend, our board of directors must declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. In the case of preferred stock represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom dividends are payable.

     Under Pennsylvania law, no dividends may be declared or paid in cash or property on any share however, if after giving effect thereto, (1) we would not be able to pay our debts as they become due in the usual course of business or
(2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed upon the dissolution of Iron Mountain to satisfy the preferential rights, if any, of the shareholders having superior preferential rights to the shareholders receiving the distribution.

     Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

     If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, any full dividends on any other series of preferred stock ranking, as to dividends, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividend periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends or other distributions upon common stock or any other capital stock ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends or other distributions paid in common stock or other capital stock ranking junior to the applicable series as to dividends and upon liquidation.

     If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends or distributions on common stock or junior or parity securities. In addition, under the circumstances that we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any common stock or other parity or junior capital stock, except upon conversion into or exchange for common stock or other junior capital stock. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

     We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

     Redemption. We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement. Pennsylvania law permits us to redeem any and all classes of our shares and treat the redemption or repurchase like a dividend by Iron Mountain to or for the benefit of our shareholders, subject to the same limitations described above under the caption "--Dividends."

     If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of a noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     Liquidation Preference. The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon any voluntary or involuntary liquidation, before any distribution may be made to the holders of common stock or any other capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of assets of ours legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all dividends accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

     If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of an applicable series and the corresponding amounts payable on all shares of other capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

     For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation.

     Voting Rights. Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

     As more fully described under "Description of Depositary Shares," if we elect to issue Depositary Shares, each representing a fraction of a share of a series, each holder will, in effect, be entitled to the fraction of a vote per Depositary Share.

     Conversion Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into common stock or any other class or series of capital stock. The terms will include the number of shares of common stock or other securities into which the shares are convertible, the conversion price, or the manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

     Our Exchange Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

Common Stock

     Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the shareholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the shareholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Dividend Rights and Limitations. Holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose.

     Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "Certain Indebtedness."

     Liquidation Rights. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

     Miscellaneous. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

     Reference is made to the applicable  prospectus  supplement relating to the
common  stock  offered  by  that  prospectus   supplement  for  specific  terms,
including:

o    amount and number of shares offered;

o    the initial offering price, if any, and market price; and

o    information with respect to dividends.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Fleet National Bank, 150 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

                        DESCRIPTION OF DEPOSITARY SHARES

General

    The description shown below, and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares, does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the SEC at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

     We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

     A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

     If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

     You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

     If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the redemption proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares for redemption by lot or pro rata as the depositary may determine.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

     Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

     The depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

     As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

o no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

o the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

o if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

     We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

     Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

o    all depositary shares outstanding under it shall have been redeemed;

o there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

o each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

     A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

     A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

     Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

     If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

                             DESCRIPTION OF WARRANTS

     We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

     In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

o    the offering price;

o    the number of warrants offered;

o    the securities underlying the warrants;

o the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

o    the date on which the warrants will expire;

o    federal income tax consequences;

o    the rights, if any, we have to redeem the warrant;

o    the name of the warrant agent; and

o    the other terms of the warrants.

     Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF CERTAIN PROVISIONS OF PENNSYLVANIA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

     Pennsylvania law, our articles of incorporation and our bylaws contain some provisions that could delay or make more difficult the acquisition of Iron Mountain by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Iron Mountain first to negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Iron Mountain outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Pennsylvania Anti-Takeover Statutory Provisions

     We are subject to the anti-takeover provisions of Section 2538 and Sections 2551-2556 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), which in certain cases impose restrictions on, including providing for supermajority shareholder approval of, business combinations involving Iron Mountain and any "interested shareholder." "Interested shareholder" includes generally, in the case of Section 2538, shareholders who are a party to the business combination or who are treated differently from other shareholders, and, in the case of Sections 2551-2556, shareholders beneficially owning 20% or more of the voting power of a "registered" corporation, such as Iron Mountain, or an affiliate or associate of such corporation which, during the prior five year period, beneficially owned 20% or more of the voting power of such corporation. The term "business combination" is broadly defined to include various transactions including mergers, consolidations, asset sales and other similar transactions. The PBCL provides for further statutory anti-takeover provisions relating to control transactions, control-share acquisitions and disgorgement, respectively. We have specifically opted out of these provisions pursuant to our articles of incorporation.

     The PBCL also provides that the directors of a corporation, making decisions concerning takeovers or any other matters, may consider, to the extent that they deem appropriate, among other things, (1) the effects of any proposed transaction upon any or all groups affected by the transaction, including, among others, shareholders, employees, suppliers, customers, creditors and communities in which we have offices, (2) the short-term and long-term interests of the corporation and (3) the resources, intent and conduct of the person seeking control.

Classified Board of Directors.

     Our bylaws provide that, other than directors to be elected by holders of any series of preferred stock, our board of directors is to be composed of three classes, with staggered three-year terms, each class to be as nearly equal in number as reasonably possible. Accordingly, at each annual meeting of shareholders, only approximately one-third of the directors will be elected. The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

     Our bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors by the directors, may be filled by a majority of the remaining directors, or by a sole remaining director, or by the shareholders, and each person so elected shall be a director to serve for the balance of the unexpired term of that class of directors. These provisions are to ensure that a third party would be precluded from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

     Certain other provisions of our articles of incorporation and bylaws could also have the effect of preventing or delaying any change in control of Iron Mountain, including:

o the advance notification procedures imposed on shareholders for shareholder nominations of candidates for the board of directors and for other shareholder business to be conducted at annual or special meetings;

o the absence of authority for shareholders to call special shareholder meetings, except in certain limited circumstances mandated by the PBCL; and

o the absence of authority for shareholder action by unanimous or partial written consent in lieu of an annual or special meeting.

    These provisions, the classified board of directors and statutory anti-takeover provisions, could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Iron Mountain.

Limitation of Directors' Liability

    As permitted by the PBCL, the bylaws provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of our taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the board of directors protection against awards of monetary damages for negligence in the performance of their duties.

Indemnification of Directors and Officers

     The bylaws also provide that our directors or officers made a party to, or threatened to be made a party to, or otherwise involved in, any proceeding, because he or she is or was a representative of us or is or was serving as a representative of another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, on our behalf, shall be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expenses, liabilities and losses reasonably incurred by or imposed upon him or her, in connection with any threatened, pending or completed action, suit or proceeding. Indemnification is not available, however, if a court determines that the act or failure to act giving rise to the claim constitutes willful misconduct or recklessness.

     Pursuant to our bylaws, amending the provisions to reduce the limitation of director's liability or limit the right to indemnification requires unanimous vote of the directors or a majority vote of the shareholders.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities to one or more underwriters for public offering and sale by them. We may also sell the offered securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of the offered securities in the applicable prospectus supplement.

     The distribution of offered securities may be effected from time to time in one or more transactions at a fixed price or varying prices, at market prices prevailing at the time of sale, at prices related to the market prices, or at negotiated prices. In connection with the sale of offered securities, underwriters or agents may receive or be deemed to have received compensation from us or from purchasers in the form of underwriting discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or from purchasers.

     We will show any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters. Any discounts, concessions and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price shown in the applicable prospectus supplement pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with whom contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. We are required to approve any such contracts and the institutions that may become parties to them. Any such contracts will be subject to the condition that the purchase by an institution of the offered securities will not, at the time of delivery, be prohibited under the law of any jurisdiction in the United States to which the institution is subject. If a portion of the offered securities is being sold to underwriters, the contract may also be subject to the condition that we will have sold to the underwriters the offered securities not sold for delayed delivery. The underwriters and the other persons will not have any responsibility in respect of the validity or performance of the contracts.

     We may sell our common stock directly to investors through a direct stock purchase plan or stock investment plan that we may establish in the future, rather than through an underwriter, agent or dealer. There would be no brokerage commissions or service charges allocated to plan participants in connection with their purchases of newly issued or treasury shares of common stock through the plan. We would pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan.

Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant would receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

     Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, could be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and could be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We would not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor would we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We have not made and will not make any arrangements or understandings with any person relating to the sale of shares of our common stock to be received under such a plan.

     Unless otherwise specified in the related prospectus supplement, each series of offered securities, other than shares of common stock, will be a new issue with no established trading market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any other series or class of offered securities on an exchange or on the Nasdaq National Market, but are not obligated to do so. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in those offered securities. Underwriters will not be obligated to make any market, however, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered securities.

     Certain of the underwriters and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

     The specific terms and manner of sale of the offered securities will be shown or summarized in the applicable prospectus supplement.

                       VALIDITY OF THE OFFERED SECURITIES

     Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon the validity of the offered securities for us. Jas. Murray Howe is of counsel to Sullivan & Worcester LLP and beneficially owns 20,000 shares of common stock.

                                     EXPERTS

     The consolidated financial statements of Iron Mountain Incorporated, a Delaware corporation (referred to below as "Old Iron Mountain"), and its subsidiaries for the three years ended December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's, a Pennsylvania corporation (f/k/a Pierce Leahy Corp.), Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Iron Mountain Incorporated, a Pennsylvania corporation (f/k/a Pierce Leahy Corp.), and its subsidiaries for the three years ended December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Iron Mountain Europe Limited (f/k/a Britannia Data Management Limited) for the ten months ended October 31, 1999, included in Iron Mountain Incorporated's Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by RSM Robson Rhodes, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of First American Records Management Inc. for the two years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Brach, Neal, Daney & Spence, LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of MAP, S.A. for the year ended February 28, 1999, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Barbier Frinault & Associes, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Central File, Inc. for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Fernandez & Bravo, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The combined audited financial statements of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. (collectively Sistemas de Archivo) for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Stortext (Holdings) Limited Group for the year ended March 31, 1999, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999 have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Midtown Professional Records Centre, Inc. for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Data Storage Center, Inc. as of December 31, 1998 and 1999, and for the years then ended, included in Iron Mountain Incorporated's Current Report on Form 8-K dated May 15, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

     We incorporate by reference the documents listed below and any filings made after the date of the original filing of the registration statement of which this prospectus is a part made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed or terminated:

     The following documents filed by us under File No. 1-13045 under the name "Pierce Leahy Corp." through February 1, 2000 and "Iron Mountain Incorporated," a Pennsylvania corporation, after February 1, 2000:

o    Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

o Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.

o Current Reports on Form 8-K filed February 1, 2000, May 4, 2000, May 15, 2000, August 15, 2000 and November 14, 2000.

o The description of the common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.

     The financial information contained in Current Reports on Form 8-K filed by Old Iron Mountain under File No. 0-27584 for documents filed through July 31, 1999 and File No. 1-14937 for all documents filed thereafter under the name "Iron Mountain Incorporated," a Delaware corporation, on March 22, 1999, April 16, 1999, July 9, 1999 and November 24, 1999.

     We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4766, Attention:
Investor Relations.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered shares registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered shares. All such amounts will be borne by Iron Mountain Incorporated ("Iron Mountain" or the "Company").


      Registration Fee Under Securities Act.................       $125,000
      Blue Sky Fees and Expenses............................         10,000
      Legal Fees and Expenses...............................        300,000
      Accounting Fees and Expenses..........................        300,000
      Printing and Engraving................................        100,000
      Rating Agencies Fees..................................        100,000
      Miscellaneous Fees and Expenses.......................        100,000
                                                                 ----------
           Total:...........................................     $1,035,000
                                                                 ==========

Item 15. Indemnification of Directors and Officers

    Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.

    Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order or settlement or conviction upon a plea of nolo contendere shall not itself create a presumption that the Representative did not act in good faith and in a manner he reasonably believes to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, has reasonable cause to believe that his conduct was unlawful.

    Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

    Section 1743 provides that indemnification against expenses actually and reasonably incurred is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

    Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or is obtainable and majority of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders.

    Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

    Section 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation with respect to an employee benefit plan.

    Section 7.2 of the Company's bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Company, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only be prospective and such changes require the unanimous vote of all of the directors then serving or the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Section 7.2 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

    Pursuant to a certain employment agreement, dated February 1, 2000, between Iron Mountain (f/k/a Pierce Leahy Corp.) and J. Peter Pierce, a director of Iron Mountain, Mr. Pierce received specific indemnification rights. In addition to those rights he holds generally as a director pursuant to our bylaws, Mr. Pierce is entitled (i) to obtain an advance of all costs and expenses incurred in connection with any proceeding giving rise to a potential indemnification claim within twenty (20) days of receipt by Iron Mountain of a request for such amounts, and (ii) to indemnification if in fact he meets the applicable standard of conduct, without regard to any determination by Iron Mountain (whether through the board, the shareholders, independent legal counsel or other party) regarding such conduct. Mr. Pierce's written consent, which may not be unreasonably withheld, is required before Iron Mountain may settle any proceeding or claim which would impose any penalty or limitation on Mr. Pierce.

    Reference is made to the Underwriting Agreements (Exhibits 1.1 through 1.5 hereto), which may contain certain provisions for indemnification by the underwriters of the Company, directors, officers and controlling persons under certain circumstances.

Item 16.          Exhibits

    Certain exhibits indicated below are incorporated by reference to documents of Iron Mountain on file with the Securities and Exchange Commission (the "Commission"). Exhibit numbers in parentheses refer to the exhibit numbers in the applicable filing.


 Exhibit No.                           Item                                                             Exhibit
 -----------                           ----                                                             -------

     1.1       Form of Underwriting Agreement (for Debt Securities).                                       *

     1.2       Form of Underwriting Agreement (for Preferred Stock).                                       *

                                      II-2

     1.3       Form of Underwriting Agreement (for Depositary Shares).                                     *

     1.4       Form of Underwriting Agreement (for Common Stock).                                          *

     1.5       Form of Underwriting Agreement (for Warrants).                                              *

     2.1       Asset Purchase and Sale Agreement, dated February 18, 2000, by and among Iron            (2.1)3
               Mountain Records Management, Inc. ("IMRM"), Data Storage Center, Inc., DSC of
               Florida, Inc., DSC of Massachusetts, Inc., and Suddath Van Lines, Inc.

     2.2       Amendment No. 1 to Asset Purchase and Sale Agreement, dated May 1, 2000, by and          (2.1)7
               among IMRM, Data Storage Center, Inc., DSC of Florida, Inc., DSC of
               Massachusetts, Inc., Suddath Van Lines, Inc. and Suddath Family Trust U/A
               11/8/79.

     2.3       Agreement  and Plan of Merger,  dated as of October 20, 1999,  by and between Old        (2.1)5
               Iron Mountain and Pierce Leahy.

     2.4       Stock Purchase Agreement, dated as of April 1, 1999, by and among IMRM, First            (2.2)2
               American Records Management, Inc. and all of the stockholders of First American
               Records Management, Inc. (confidential treatment granted as to certain portions).

     2.5       Stock Purchase Agreement, dated as of February 28, 1999, by and among Old Iron           (2.10)1
               Mountain, Data Base, Inc. ("Data Base") and all of the stockholders of Data
               Base. (confidential treatment granted as to certain portions).

     2.6       First Amendment to Stock Purchase Agreement, dated as of April 8, 1999, by and           (10.1)2
               among Old Iron Mountain, Data Base and all of the stockholders of Data Base.

     2.7       Share Purchase Agreement, dated February 26, 1999, among Charles Greaves                (10.14)4
               Stuart-Menteth and Others, Pierce Leahy Europe Limited and Eagle Trustees
               Limited, as the Sole Trustee of the Stuart-Menteth Family Trust.

     4.1       Form of Senior Indenture.                                                           Filed herewith as
                                                                                                      Exhibit 4.1

     4.2       Form of Subordinated Indenture.                                                     Filed herewith as
                                                                                                      Exhibit 4.2

     4.3       Form of stock certificate representing shares of Common Stock, $.01 par value           (4.1)6
               per share, of the Company.

     4.4       Form of Senior Debt Security.                                                             *

     4.5       Form of Subordinated Debt Security.                                                       *

     4.6       Form of Certificate of Designation for the Preferred Stock.                               *

     4.7       Form of Deposit Agreement, including form of Depositary Receipt for                       *
               Depositary Shares.

     4.8       Form of Preferred Stock Certificate.                                                      *

     4.9       Form of Debt Warrant Agreement, including form of Debt Warrant.                           *

    4.10       Form of Preferred Stock Warrant Agreement, including form of Preferred Stock              *
               Warrant.

                                      II-3

    4.11       Form of Common Stock Warrant Agreement, including form of Common Stock                    *
               Warrant.

     5.1       Opinion of Sullivan & Worcester LLP.                                                    (5.1)8

     5.2       Opinion of Ballard Spahr Andrews & Ingersoll.                                           (5.2)8

      8        Opinion of Sullivan & Worcester LLP regarding tax matters.                                *

     12        Statement Regarding Computation of Ratios of Earnings to Fixed Charges.                 (12)8

    23.1       Consent of Arthur Andersen LLP (Iron Mountain Incorporated, Delaware).                 (23.1)8

    23.2       Consent of Arthur Andersen LLP (Iron Mountain Incorporated, Pennsylvania).             (23.2)8

    23.3       Consent of RSM Robson Rhodes (Iron Mountain Europe Limited (f/k/a Britannia            (23.3)8
               Data Management Limited)).

    23.4       Consent of Moss Adams LLP (Data Base, Inc. and Affiliate).                             (23.4)8

    23.5       Consent of Brach, Neal, Daney & Spence, LLP (First American Records                    (23.5)8
               Management Inc.).

    23.6       Consent of Barbier, Frinault & Associes (MAP, S.A.).                                   (23.6)8

    23.7       Consent of Fernandez & Bravo (Central File, Inc.).                                     (23.7)8

    23.8       Consent of Arthur Andersen (Sistemas de Archivo, S.A. de C.V. and Sistemas de          (23.8)8
               Archivo Mexico, S.A. de C.V.).

    23.9       Consent of Arthur Andersen (Stortext (Holdings) Limited Group).                        (23.9)8

    23.10      Consent of Arthur Andersen LLP (Midtown Professional Records Center, Inc.).            (23.10)8

    23.11      Consent of Deloitte & Touche LLP (Data Storage Center, Inc.).                          (23.11)8

     24        Powers of Attorney                                                                      (24)8

     25        Statement of Eligibility of Trustee on Form T-1                                           *
-------------

* To be filed by amendment or incorporated by reference in connection with the offering of offered securities, as appropriate.

1.       Filed as an Exhibit to Old Iron Mountain's Annual Report on Form 10-K for the year ended December 31,
         1998, filed with the Commission, File No. 0-27584.
2.       Filed as an Exhibit to Old Iron Mountain's Current Report on Form 8-K dated April 16, 1999, filed with the Commission, File No. 0-27584.
3.       Filed as an Exhibit to Old Iron Mountain's Annual Report on Form 10-K for the year ended December 31,
         1999, filed with the Commission, File No. 1-13045.
4.       Filed as an Annex or Exhibit to Amendment No. 1 to Pierce Leahy's Registration Statement No. 333-91577,
         filed with the Commission on December 13, 1999.
5.       Filed as an Exhibit to Old Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1999, filed with the Commission, File No. 1-14937.
6.       Filed as an Exhibit to the Company's Current Report on Form 8-K dated February 1, 2000, filed with the
         Commission, File No. 1-13045.

                                      II-4

7.       Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission, File No. 1-13045.
8.       Filed as an Exhibit to the Company's Registration Statement No. 333-54030, filed with the Commission on
         January 19, 2001.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of each Indenture Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 29, 2001.

                                 IRON MOUNTAIN INCORPORATED


                                 By:   /s/ John F. Kenny, Jr.
                                        John F. Kenny, Jr.
                                        Executive Vice President,
                                        Chief Financial Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

  Signature                      Title                               Date
  ---------                      -----                               ----


*                         Chairman, Chief Executive Officer,    January 29, 2001
C. Richard Reese          President and Director


/s/ John F. Kenny, Jr.    Executive Vice President, Chief       January 29, 2001
John F. Kenny, Jr.        Financial Officer and Director


*                         Director                              January 29, 2001
J. Peter Pierce


*                         Director                              January 29, 2001
Clarke H. Bailey


*                         Director                              January 29, 2001
Constantin R. Boden


*                         Director                              January 29, 2001
Kent P. Dauten


*                         Director                              January 29, 2001
Eugene B. Doggett


*                         Director                              January 29, 2001
B. Thomas Golisano


*                         Director                              January 29, 2001
Arthur D. Little


*                         Director                              January 29, 2001
Howard D. Ross

*                         Director                              January 29, 2001
Vincent J. Ryan


*                         Vice President and                    January 29, 2001
Jean A. Bua               Corporate Controller



*  By:  /s/ John F. Kenny, Jr.
       ATTORNEY-IN-FACT PURSUANT TO THE POWERS OF ATTORNEY PREVIOUSLY PROVIDED AS PART OF THIS REGISTRATION STATEMENT.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Arcus Data Security, Inc, Arcus Data Security, LLC, COMAC, Inc., DSI Technology Escrow Services, Inc., IM Billerica, Inc., Iron Mountain Consulting Services, LLC, Iron Mountain Global, Inc., Iron Mountain Global, LLC, Iron Mountain of Maryland, LLC, Iron Mountain/National Underground Storage, LLC, Iron Mountain Records Management, Inc., Iron Mountain Records Management of Michigan, Inc. and Iron Mountain Secure Destruction LLC, have each duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 29, 2001.


                                  ARCUS DATA SECURITY, INC.
                                  COMAC, INC.
                                  DSI TECHNOLOGY ESCROW SERVICES, INC.
                                  IM BILLERICA, INC.
                                  IRON MOUNTAIN GLOBAL, INC.
                                  IRON MOUNTAIN RECORDS MANAGEMENT, INC.
                                  IRON MOUNTAIN RECORDS MANAGEMENT OF
                                     MICHIGAN, INC.


                                  By:  *
                                  Name:  C. Richard Reese
                                  Title:    Sole Director

                                  ARCUS DATA SECURITY, LLC
                                  IRON MOUNTAIN CONSULTING SERVICES, LLC
                                  IRON MOUNTAIN OF MARYLAND, LLC
                                  IRON MOUNTAIN/NATIONAL UNDERGROUND
                                       STORAGE, LLC
                                  IRON MOUNTAIN SECURE DESTRUCTION LLC

                                  By:  Iron Mountain Records Management, Inc.
                                          Its Manager

                                  By:   *
                                  Name:  C. Richard Reese
                                  Title:    Sole Director


                                  IRON MOUNTAIN GLOBAL, LLC

                                  By:  Iron Mountain Global, Inc.,
                                          Its Manager

                                  By   *
                                  Name:  C. Richard Reese
                                  Title:    Sole Director


*  By:  /s/ John F. Kenny, Jr.
       John F. Kenny, Jr.
       ATTORNEY-IN-FACT PURSUANT TO THE POWERS OF ATTORNEY PREVIOUSLY PROVIDED AS PART OF THIS REGISTRATION STATEMENT.